UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2008

Pennichuck Corporation
(Exact name of registrant as specified in its charter)

New Hampshire	0-18552	02-0177370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (603) 882-5191

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) As announced on April 8, 2008, Pennichuck Corporation (the "Company") issued a press release announcing that William D. Patterson, the Company's Senior Vice President, Treasurer and Chief Financial Officer, would be resigning from those positions. Mr. Patterson's resignation from his position as principal financial officer for the Company, and all respective positions with the Company and its subsidiaries, became effective on June 20, 2008.

(b) On June 20, 2008, the Company issued a press release announcing the appointment of Thomas C. Leonard to the position of Senior Vice President - Finance, Treasurer and Chief Financial Officer ("CFO") of the Company. He will also serve as Senior Vice President, Treasurer and CFO of Pennichuck Water Works, Inc., Director, Vice President, Treasurer and CFO of Pennichuck East Utility, Inc., Pittsfield Aqueduct Company, Inc. and Pennichuck Water Service Corporation and Vice President, Treasurer and CFO of The Southwood Corporation. Mr. Leonard, who is 54 years old, is scheduled to join the Company on July 7.

Mr. Leonard has served as Vice President of CRA International, an economics and finance based litigation consulting firm in Boston, Massachusetts since June 2006, where he was responsible for providing expert accounting services. From December 2002 to May 2006, he served as Managing Director of Huron Consulting Group, a litigation consulting firm in Boston, Massachusetts and Washington, D.C., where he evaluated financial matters and provided forensic analysis. From 1976 to 2002, he worked for Arthur Anderson LLP in Boston, Massachusetts, ultimately serving as partner in charge of the audit division of the Boston office.

In connection with his appointment, Mr. Leonard has entered into a letter agreement (the "Agreement") with the Company. Under the Agreement, Mr. Leonard will receive an initial base salary of one hundred sixty thousand dollars ($160,000) per annum. He is entitled to participate in the Company's officer bonus plan for 2009 and thereafter. For 2008, he will be considered for a non-plan discretionary bonus. On his first day of employment, Mr. Leonard will also receive a grant of eighteen thousand (18,000) non-qualified options to acquire common stock of the Company, which will vest in three equal installments of six thousand (6,000) options per year, beginning on the one-year anniversary of the date of his employment; provided however, that all of said options shall vest immediately in the event of a Change Of Control (as defined in the Agreement). Mr. Leonard is entitled to participate in the employee benefit programs available to non-union, full-time employees of the Company.

In the event Mr. Leonard's employment is terminated by the Company without Cause (as defined in the Agreement), he will be entitled to salary continuation for six (6) months subject to dollar-for-dollar set-off for cash amounts he receives or accrues from any successor employer or other entity for services rendered during such period, plus COBRA premium cost reimbursement during the same six (6) month period (such aggregate amounts, the "Severance Amount"). Notwithstanding the foregoing, if such termination without Cause occurs within six (6) months before or twenty-four (24) months after a Change of Control (as defined in the Agreement), the Severance Amount shall be two (2) years base salary (at the then-current rate) payable in a lump sum without right of set-off, plus COBRA premium cost reimbursement for eighteen (18) months.

A copy of the Company's June 20, 2008 press release is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description

99.1	Press Release - "Pennichuck Corporation Names New CFO"

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennichuck Corporation (Registrant)
Date: June 20, 2008	By:	/s/ DUANE C. MONTOPOLI Duane C. Montopoli President and Chief Executive Officer

Exhibit Index
99.1	Press release dated June 20, 2008